Exhibit 99.1
FOR IMMEDIATE RELEASE

Michael J. Quillen to Retire as
Chairman and Director of Alpha Natural Resources

BRISTOL, VA, March 20, 2012 –Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, announced that its chairman of the board, Michael J. Quillen, has chosen not to stand for re-election at the company’s 2012 annual meeting of stockholders scheduled on May 17, 2012 and will retire as chairman.

Quillen, 63, formed Alpha in 2002 and headed the company during its initial public offering in 2005 and through a series of more than a dozen mergers and acquisitions. In the 10 years Quillen has served in various executive and leadership capacities at Alpha, the company has grown to become the one of the nation’s largest coal suppliers and the sixth-largest coal supplier worldwide. Quillen, who has served as chairman since 2006 and as a board member since 2004, will continue as chairman through the annual meeting.

Concurrent with the May election of the slate of directors, Alpha’s board has selected Alpha’s Chief Executive Officer Kevin S. Crutchfield to succeed Mr. Quillen as chairman of the board immediately following the May 17 annual meeting. Glenn A. Eisenberg, a member of the Alpha board since 2005, continues as lead independent director.

“As Alpha’s founder I will always have strong and emotional ties to the company, and especially to the miners and all other employees that have made Alpha such a success,” Quillen said.  “Together with the rest of the board of directors, I have full confidence in Kevin and the management team, the actions they have taken to strengthen and grow Alpha, and the strategy they have charted for Alpha’s future.”

“In 10 years Alpha has gone from a concept on a piece of paper to a global leader in the coal industry, thanks to Mike’s vision, leadership and caring for people,” said Kevin Crutchfield. “While we will miss his wisdom and counsel on the Board, his legacy at Alpha will endure. I’m particularly pleased that Mike has agreed to lend his insight in the development of our new safety leadership academy in West Virginia.”

Glenn Eisenberg commented: “It’s remarkable what Mike has accomplished in building this company into a true international leader. It’s been an honor to serve beside him on the board since Alpha became a public company.”

Quillen got his start in the coal industry in 1974 and rose to leadership positions at several prominent mining companies including Pittston Coal Co. and American Metals & Coal International Inc. (AMCI). In a three-month span from late 2002 to early 2003, Quillen recruited a team of executives and executed a plan with private equity firm First Reserve Corp. to acquire mining assets from Pittston, AMCI and Coastal Coal Co. Inc., which became the foundation of Alpha Natural Resources.

From 2008 to 2011, Alpha’s annual coal sales grew nearly three-fold through two major transactions. In July 2009, as chairman and CEO, Quillen initiated Alpha’s merger with Foundation Coal Holdings Inc., the nation’s fourth-largest coal company at the time. In June 2011, Alpha completed the $6.7 billion acquisition of Massey Energy Co., with Quillen serving as chairman of the combined companies.

Quillen continues to be active in various civic and charitable causes, including the Virginia Tech Board of Visitors where he chairs the audit and finance committee. He also serves as chairman of the Virginia Port Authority where he has been a commissioner for nine years. Quillen also serves on the board of the Virginia Coalfields Economic Development Authority, and the advisory boards of the Virginia Community College Foundation and Virginia Tech College of Engineering. In addition, he is a director of Raleigh, N.C.-based Martin Marietta Materials Inc., serving on its compensation, finance and safety committees. Recently Quillen was named 2011 Virginia Business Person of the Year by Virginia Business magazine.

About Alpha Natural Resources

With $7.1 billion in total revenue in 2011, Alpha Natural Resources ranks as America's second-largest coal producer by revenue and third-largest by production. Alpha is the nation's largest supplier of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries.  In 2011 the company had more than 200 customers on five continents. More information about Alpha can be found on the company’s Web site at www.alphanr.com.

Media Contact
Ted Pile
(276) 623-2920
tpile@alphanr.com